Exhibit 99

Press Release

For Immediate Release:

LADYBUG RESOURCE GROUP OWNS 100% OF

NEW SOLAR ELECTRICITY CORPORATION

Kirkland, WA--July 12, 2010--LadyBug Resource Group Inc. (OTC BB: LBRG) announced today that New Solar Electricity Corporation is now a wholly owned subsidiary.   New Solar's research and development team is working on a "next generation” solar concentrator for scalable deployment in solar electric generating systems.  Volume production of parabolic trough components is a key to lowering costs. The company believes that its products will facilitate that goal in a wide variety of manufacturing environments.

Ladybug Resource Group accepted the resignation of Jason Yu as President and the return of certain intellectual property rights in exchange for the controlling shares of New Solar Electricity, which were returned to treasury.

Christian Tedrow was appointed President.  Mr. Tedrow has experience handling communications and marketing for U.S. and Chinese companies, has a Masters of Communications from the University of Central Florida and has taught Communications.  His experience traveling to, and dealing with, Chinese companies, where New Solar intends to focus license and manufacturing efforts, played a key role in his selection.

About New Solar Electricity Corporation:

New Solar Electricity Corporation, headquartered in Orlando, Florida, is an alternative energy company seeking to capitalize on the growing multi-billion dollar global solar market through the development of a novel solar concentrator that saves manufacturing cost compared to the current thick glass/steel concentrators, while potentially increasing efficiency. (www.NewSolarEC.com)

About LadyBug Resource Group, Inc.

LadyBug Resource Group Inc. (OTCBB: LBRG), headquartered in Kirkland, WA, acquires and licenses breakthrough technologies, patents, patents-pending and trade secrets in the Energy, Health and Intellectual Property sectors.  The Company is focusing on the Chinese and American markets for license sales and joint ventures.  Wholly owned subsidiaries of the LadyBug Resource Group (www.LadybugRG.com) include, New Solar Electricity Corporation (www.NewSolarEC.com) and Inner Path Health Corporation (www.InnerPathHealth.com)

For more information, please contact:

Todd Lorenze, Investor Relations

CenterPoint Communications Group, LLC

Tel:        386-775-2020

Email:    info@centerpointcg.com

Web:     www.centerpointcg.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward- looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward- looking statements in order to reflect any event or circumstance that may arise after the date of the press release. Political and operational risks in the countries in which LadyBug Resource Group Inc. may operate and governmental regulation and judicial outcomes, and other risks detailed from time to time in LadyBug's  filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. Copies of each filing may be obtained from the S.E.C. or its web site at www.sec.gov.